INNOTEK - DAN COWART, INC.
                       MARKETING AGREEMENT


     This Agreement is made and entered into March 28, 1996, by and between Innotek Corporation ("Innotek"), an Arkansas corporation, whose principal place of business is Suite 1300, Tower Building, 323 Center Street, Little Rock, Arkansas 72201, and Dan Cowart, Inc. ("DCI"), a Georgia corporation, whose principal place of business is 3295 River Exchange Drive, Suite 170, Norcross, Georgia 30092.

                            RECITALS

     WHEREAS, Innotek owns the exclusive licensing right, worldwide (except for STORS in Japan), pursuant to an agreement with Battelle Memorial Institute ("Battelle"), to market, develop and commercialize a sewage-to-oil recovery system ("STORS"), a nitrogen removal technology ("NitRem") and their associated processes involving the dual shell pressure balance vessel ("DSPBV"), all of which are collectively referred to as the "Technologies;" and

     WHEREAS, DCI is a real estate development firm engaged in the business of (1) developing comprehensive real estate communities including, but not limited to, private sewage and waste water treatment facilities, and (2) providing advice and assistance to municipal, local governmental and real estate development entities with respect to sewage and/or waster water treatment facilities; and

     WHEREAS, the parties have entered into a Proprietary
Information and Exclusivity Agreement on March 13, 1996; and

     WHEREAS, DCI desires to assist Innotek in the exploitation of its Technologies, and Innotek, while desiring to retain ownership of its license rights in and to the Technologies, is willing to allow DCI an interest to participate in the commercial exploitation of the Technologies.

     It is agreed as follows:

     1. Marketing Agreement. The single purpose of the Marketing Agreement ("the Agreement") is to market, develop and otherwise exploit Innotek's proprietary Technologies for any and all applications for municipal, local governmental, real estate development, and industrial markets in Georgia and Florida.

     2.   Contributions.

          (a) The contribution of Innotek to the Agreement shall consist of an exclusive grant of authority to DCI to exploit any and all applications of the technologies for municipal, local governmental and real estate development markets for Georgia and Florida, and for the exploitation of any and all applications of NitRem, nonexclusively, for industrial markets for Georgia and Florida.
               Innotek shall also provide DCI with assistance, consultation, materials, etc. and otherwise provide reasonable technical and administrative support for DCI's efforts hereunder.

          (b) DCI's contribution to the Agreement shall consist of providing financial planning, project financing activities, project development services and marketing services including, but not limited to, the following:

               (i) marketing the Technologies and other services of Innotek; and

              (ii) identifying municipal, local governmental, real estate development and industrial customers in Georgia and Florida; and

             (iii) securing contracts and raising debt or equity financing for said projects undertaken in Georgia and Florida with municipal, local governmental, real estate development and industrial customers.

     3. Management and Operation of Future Joint Venture. This Agreement anticipates that a comprehensive joint venture document will be executed between Innotek and DCI for the construction and operation of a specific project. That document shall address an equitable division of responsibilities, expenses, capital, cash flow, profits and tax consequences for the specific project. The parties agree to undertake in good faith to negotiate and execute a joint venture document based upon the following guidelines:

          (a) Innotek shall have full authority to manage the joint venture using its own facilities and staff to continue its research development of the Technologies. Innotek and DCI shall share equally in the profits of each project.

          (b) Innotek shall maintain all books and records pertaining to the joint venture, which shall be kept separate and apart from its regular business and shall be subject to the inspection of DCI at all times.

          (c) Innotek will be responsible for the manufacture, sale and sublicense of the Technologies and will make available sufficient personnel to help accomplish the purpose of the joint venture.

          (d) Innotek shall retain title to the licenses covering the Technologies and to any improvements and new discoveries pertaining to it, whether or not patented by it. Innotek shall continue to have title to all machinery, equipment and supplies used in the manufacture of the Technologies as well as to the completed Technologies.

          (e) DCI shall forward a summary to Innotek, as contacts are made by DCI on behalf of the joint venture, identifying municipal, local governmental, real estate development, industrial or other end user customers, as well as a summary of subsequent contacts with said customers in an effort to market Innotek Technologies or services. These reports will serve to document DCI's value added services should a contract with a municipal, local governmental, real estate development, or industrial customer be secured. DCI's marketing efforts shall include only municipal, local governmental, real estate development, or industrial clients independently approached by DCI, unless Innotek refers leads to DCI in writing for follow-up activities.

     4. Consideration. DCI shall be paid a one time success fee of two hundred fifty thousand (250,000) warrants convertible to 250,000 shares of restricted Innotek common stock, exercisable within ten years from date of granting the warrants at a price of fifty cents ($0.50) per share (as more fully set forth in the standard Warrant Agreement and Warrant Form), within 90 days upon the signing of an agreement with a municipal, local governmental, real estate development or industrial customer to purchase or utilize any one of the Technologies. The success fee will applicable where DCI has been instrumental in securing the sale or construction of a STORS/NitRem/DSPBV. DCI's entitlement to receive an equity position in Innotek as set forth in this Agreement is subject to applicable state and federal securities laws.

     5. Expenses. Innotek and DCI each shall be responsible for their own expenses and any other exploitation costs incurred during the period of this Agreement. DCI may apply to Innotek for reasonable reimbursement of DCI's out of pocket expenses in advance of incurring these expenses.

     6. Term and Termination. The Agreement shall commence on April 1, 1996 and continue for a period of ten (10) years. All conditions of exclusivity for the benefit of DCI shall continue for only the first twelve (12) months. If Innotek does not cancel DCI's exclusivity before the end of the first twelve months, it shall be automatically renewed for a second twelve (12) month period. However, after this Agreement has been in existence for two years, if no contracts are signed, the exclusive condition of the joint venture may be terminated by either party upon one month's written notice to the other party and DCI's rights to the Technologies in Georgia and Florida shall thereafter become nonexclusive.

     7. This Agreement contains the entire understanding between Innotek and DCI with respect to the subject matter hereof and will be construed in all respects in accordance with the laws of the State of Arkansas. Notices, demands and communications hereunder to Innotek or DCI must be given and sent and shall be deemed to have been given when sent by U.S. certified mail to the following addresses:

     Innotek Corporation             Dan Cowart, Inc.
     Suite 1300, Tower Building      3295 River Exchange Drive
     323 Center Street               Suite 170
     Little Rock, Arkansas 72201     Norcross, Georgia  30092


     IN WITNESS WHEREOF, the parties have signed this Agreement in duplicate March 28, 1996.


                                   INNOTEK CORPORATION


                                   By:  /s/ Dennis Cossey
                                      ---------------------------
                                      Dennis Cossey
                                      Chairman and CEO


                                   DAN COWART, INC.


                                   By:  /s/ Daniel B. Cowart
                                      ---------------------------
                                      Daniel B. Cowart
                                      President